Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Mynd.ai, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.001 par value per share (1)	Other (3)	54,777,338 (2)	$0.455 (3)	$24,923,689 (3)	0.00014760	$3,679 (3)
Total Offering Amounts					$24,923,689		$3,679
Total Fee Offsets							N/A
Net Fee Due							$3,679

(1)	The Ordinary Shares (the “Ordinary Shares”) of Mynd.ai, Inc. (the “Registrant”) registered hereunder may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents ten (10) Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6 (File No. 333-220440).

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Ordinary Shares that become issuable under the Mynd.ai, Inc. Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding Ordinary Shares.

(3)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for the purpose of calculating the registration fee on the basis of the average of the high and the low prices of the Registrant’s ADSs, as reported on the New York Stock Exchange on March 28, 2024, adjusted for the ADS to Ordinary Share ratio.